SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2010

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

 Item 2.02.  Results of Operations and Financial Condition.

On March 23, 2010, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing financial results for the fourth quarter ended December 31, 2009.  A copy of the earnings release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.  The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: March 23, 2010	By:/s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

                              Rick Abshire
                                 (713) 881-3609
                                    FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2009 EARNINGS

Houston (March 23, 2010) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced an unaudited fourth quarter 2009 net loss of $1,094,000 or $.26 per common share on revenues totaling $511,618,000.  This compares to an unaudited fourth quarter 2008 net loss of $6,332,000 or $1.50 per share on revenues of $625,010,000.  For the full year of 2009, net earnings totaled $4,149,000 or $.98 per share on revenues of $1,943,128,000.   The Company paid an annual cash dividend of $.50 per share during the fourth quarter of 2009 which was consistent with the 2008 annual cash dividend.  Net cash provided by operating activities totaled $22,285,000 for the year 2009.  The Company continues to have no bank debt or other forms of debenture obligations.  Cash balances at December 31, 2009 totaled $16,806,000.

A summary of operating results follows:

	Fourth Quarter
	2009	2008

Operating Earnings (Loss)
Marketing	$1,388,000	$(3,899,000)
Transportation	450,000	499,000
Oil and gas	(1,068,000)	(5,955,000)
Administrative expenses	(2,643,000)	(2,209,000)
	(1,873,000)	(11,564,000)
Interest (expense) income, net	(15,000)	173,000
Income tax benefit	794,000	5,059,000

Net earnings (loss)	$(1,094,000)	$(6,332,000)

Chairman, K. S. “Bud” Adams, Jr., attributed the 2009 comparative fourth quarter earnings improvement to the non-recurrence of certain pricing events that occurred during the fourth quarter of 2008.  In the prior fourth quarter, an approximate 50 percent decline in crude oil prices led to $12.2 million in pre-tax non-cash write downs of capitalized oil and gas property costs and crude oil inventory values.   The fourth quarter 2009 loss resulted from the cost of ongoing oil and gas exploration efforts and approximately $400,000 of bad debt charges stemming from the current downturn in the U. S. economy.  For the full year 2009, the company participated in the drilling of 35 wells of which 26 wells were successful with nine dry holes.  Oil and gas proved reserve discoveries and additions during 2009 replaced 164 percent of 2009 production on an equivalent barrel basis.
…………………………………………………
The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$1,943,128	$4,159,672	$511,618	$625,010

Costs, expenses and other	(1,936,627)	(4,170,230)	(513,506)	(636,401)
Income tax benefit (provision)	(2,352)	4,986	794	5,059

Net earnings (loss)	$4,149	$(5,572)	$(1,094)	$(6,332)

Basic and diluted net earnings (loss)
per common share	$.98	$(1.32)	$(.26)	$(1.50)

Dividends per common share	$.50	$.50	$.50	$.50

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Cash	$16,806	$18,208
Other current assets	185,757	151,158
Total current assets	202,563	169,366

Net property & equipment	42,305	35,586
Deposits and other assets	4,533	5,974
	$249,401	$210,926
LIABILITIES AND EQUITY
Total current liabilities	$164,191	$127,807
Long-term debt	-	-
Other long-term liabilities	1,409	1,358
Shareholders’ equity	83,801	81,761
	$249,401	$210,926